As filed with the Securities and Exchange Commission on August 16, 1996

                                                  Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           MOBILE AMERICA CORPORATION
             (Exact Name of registrant as specified in its charter)

             Florida                            59-1218935
     (State or other jurisdiction            (I.R.S. Employer
           of incorporation)                  Identification No.)


           10475-110 Fortune Parkway, Jacksonville, Florida 32256
             (Address of principal executive offices) (zip code)

                    MOBILE AMERICA CORPORATION INCENTIVE PLAN
                            (Full title of the Plan)

                                Allan J. McCorkle
                      President and Chief Executive Officer
                           Mobile America Corporation
                            10475-110 Fortune Parkway
                          Jacksonville, Florida  32266
                     (Name and address of agent for service)

                                 (904) 363-6339
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                                Jack H. Chambers
                                 Foley & Lardner
                                200 Laura Street
                          Jacksonville, Florida  32202
                                 (904) 359-2000


                         Calculation of Registration Fee

                                      Proposed       Proposed
    Title of each                      maximum        maximum
       class of                       offering       aggregate    Amount of
    securities to   Amount to be        price        offering     registra-
    be registered   registered(1)   per share(2)     price(2)      tion fee

    Common Stock        82,500          $9.62       $ 793,650.00     $273.67
      $0.025 par        10,000           9.38          93,800.00       32.34
      value            107,500          10.625      1,142,187.50      393.86
                       -------                      ------------    --------
                       200,000                     $2,029,637.50     $699.88

        (1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

        (2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based (i) on 82,500 shares subject to outstanding options having an exercise price of $9.62 per share, 10,000 shares subject to outstanding options having an exercise price of $9.38 per share, (ii) and 107,500 shares reserved for future grants under the plan, the registration fee for which has been calculated on the basis of the average of the bid and asked prices of the registrant's Common Stock as reported on the Nasdaq Over-the-Counter Market on August 13, 1996.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

        The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference:

             (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including portions of the registrant's definitive proxy statement for its 1996 annual meeting of stockholders to the extent specifically incorporated therein;

             (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

             (c) The description of the registrant's Common Stock, par value $0.025 per share set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934; and

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

        Not Applicable.

   Item 5.   Interests of Named Experts and Counsel.

        Jack H. Chambers, a director of the registrant, is of counsel to the law firm of Foley & Lardner, which firm performs legal services for the registrant from time to time.

   Item 6.   Indemnification of Directors and Officers.

        The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The registrant's Articles of Incorporation provides that the registrant shall indemnify officers and directors consistent with the Florida Act.

   Item 7.   Exemption from Registration Claimed.

        Not Applicable.

   Item 8.   Exhibits.

      4A.    Mobile America Corporation Incentive Plan

      4B.    Form of Option Agreement

       5. Opinion of Foley & Lardner as to the legality of the securities to be issued

     23A.    Consent of Foley & Lardner (included in Opinion filed as Exhibit
             5)

     23B.    Consent of Cherry, Bekaert & Holland, L.L.P.

      24. Power of Attorney (included on signature page of this registration statement)


   Item 8.   Undertakings

        The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 14, 1996.

                                 MOBILE AMERICA CORPORATION

                                 By/s/ Allan J. McCorkle
                                   Allan J. McCorkle, President and Chief
                                   Executive Officer


                            SPECIAL POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this registration statement constitutes and appoints Allan J. McCorkle and Thomas J. McCorkle, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


   Date:  August 14, 1996          /s/ Allan J. McCorkle
                                   Allan J. McCorkle, Chairman of the Board,
                                   President and Chief Executive Officer
                                   (Principal Executive Officer)


   Date:  August 14, 1996          /s/ Thomas L. Stinson
                                   Thomas L. Stinson, Vice President,
                                   Financial Reporting (Principal Financial
                                   Officer)


   Date:  August 14, 1996          /s/ Jack H. Chambers
                                   Jack H. Chambers, Director


   Date:  August 14, 1996          /s/ J. Michael Garrity
                                   J. Michael Garrity, Director


   Date:  August 14, 1996          /s/ Thomas J. McCorkle
                                   Thomas J. McCorkle, Director


   Date:  August 14, 1996          /s/ Thomas E. Perry
                                   Thomas E. Perry, Director


   Date:  August 14, 1996          /s/ R. Lee Smith
                                   R. Lee Smith, Director


   Date:  August 14, 1996          /s/ Robert Thomas, III
                                   Robert Thomas, III, Director

                                  EXHIBIT INDEX

   Item 8.   Exhibits.

       4A.    Mobile America Corporation Incentive Plan

       4B.    Form of Option Agreement

        5. Opinion of Foley & Lardner as to the legality of the securities to be issued

      23A.    Consent of Foley & Lardner (included in Opinion filed as Exhibit
              5)

      23B.    Consent of Cherry, Bekaert & Holland, L.L.P.

       24. Power of Attorney (included on signature page of this registration statement)